$925,000.00	March 22, 2010

RADIENT PHARMACEUTICALS CORPORATION

Convertible Promissory Note

FOR VALUE RECEIVED, Radient Pharmaceuticals Corporation, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of ISP Holdings, LLC, a Utah limited liability company, or its successors or assigns (the “Lender,” and together with the Borrower, the “Parties”), the principal sum of $925,000.00 together with all accrued and unpaid interest thereon, fees incurred or other amounts owing hereunder, all as set forth below in this Convertible Promissory Note (this “Note”). This Note is issued pursuant to that certain Note and Warrant Purchase Agreement of even date herewith, entered into by and between the Borrower and the Lender (the “Note Purchase Agreement”). Any defined terms used herein but not defined shall have the meaning ascribed thereto in the Note Purchase Agreement.

1. Interest; Payment of Interest and Principal. Interest on the unpaid principal balance of this Note shall accrue at the rate of 12% per annum. Upon the occurrence of an Event of Default (as defined below) or a Trigger Event (as defined below), the Outstanding Balance (as defined below) of this Note shall accrue simple interest at the rate of 18.00% per annum from and after the date of the occurrence of the Event of Default, whether before or after judgment. Commencing on the six (6) month anniversary of the date of this Note (the “Initial Interest Payment Date,” and each ninety (90) days  thereafter on which a payment of interest is due hereunder,  each an “Interest Payment Date”) and continuing on the 1st day of every third month thereafter until the one (1)-year anniversary of the date of this Note (the “Maturity Date”), the Borrower shall pay to the Lender all interest, fees and penalties accrued but unpaid under this Note as of such date. The Borrower further agrees to pay to the Lender six payments of $77,083.33 representing one-twelfth of the $925,000.00 principal amount, each such payment being due on the 1st day of each calendar month (each, a “Principal Payment Date”), commencing on the Initial Interest Payment Date and continuing thereafter until the Maturity Date, when the Borrower shall pay to the Lender in cash in one payment, all remaining principal and interest and any other amounts due hereunder not yet paid under this Note. Each payment hereunder (other than the final payment due on the Maturity Date, which must be made in cash) may be made by the Borrower, at its option, in the form of either (a) cash, or (b) shares of common stock of the Borrower, $0.001 par value per share (“Common Shares”), at the greater of the Floor Price  (defined below) or 80% of the volume-weighted average price (the “VWAP”) for the five (5) Trading Days (defined below) ending on the business day immediately preceding the applicable Interest Payment Date or Principal Payment Date, as the case may be, as reported by Bloomberg, LP (“Bloomberg”), or if such information is not then being reported by Bloomberg, then as reported by such other data information source as may be selected by the Lender (the “Conversion Price”). Notwithstanding the foregoing, all payments hereunder shall be made in cash unless all of the following conditions are met: (u) a payment in Common Shares would not cause the Lender’s beneficial ownership of Common Shares to exceed the Ownership Limitation (defined below) (v) listing approval for the Common Shares issuable under this Note shall have been received from the NYSE Amex; (w) not less than seven (7) calendar days prior to the applicable payment date, the Borrower shall have notified the Lender that it intends to make such payment in Common Shares; (x) (i) the Common Shares to be issued have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) (A) Rule 144 promulgated thereunder (“Rule 144”) is available for their sale, (B) the Borrower has provided to the Lender (prior to the delivery of the Common Shares on the applicable Payment Date) an attorney’s opinion, in a form acceptable to the Lender, which provides that Rule 144 is available for the sale of the Common Shares (if the Borrower fails to provide such an opinion prior to delivery of the Common Shares on the applicable Payment Date the Lender may, at its option, obtain its own opinion, in which case the cost of such opinion will be added to the Outstanding Balance of this Note and the Borrower shall instruct its transfer agent to accept such opinion), (C) the Borrower is current on all of its Securities and Exchange Commission (the “SEC”) reporting obligations, and (D) the Borrower is not subject to an extension for reporting its quarterly or annual results; (y) the closing bid price for the Common Shares on the business day on which notice is given is greater than the Floor Price divided by 80%; and (z) neither an Event of Default nor a Trigger Event shall have occurred. All payments shall be applied first to costs of collection, if any, then to accrued and unpaid interest, and thereafter to principal. For purposes hereof, the term “Outstanding Balance” means, at any given time, the sum of the outstanding principal balance of this Note and any accrued but unpaid interest, collection and enforcement costs, and any other fees incurred under this Note.

2. Origination Fee; Transaction Expenses.  The Borrower acknowledges that the initial principal balance of this Note exceeds the Net Purchase Price (as defined in the Note Purchase Agreement) by $385,000.00 and that such excess is comprised of (i) an origination fee equal to $185,000.00 which shall be fully earned and charged to the Borrower upon the execution of this Note, and (ii) transaction expenses equal to $200,000.00 in order to cover the Lender’s legal fees, accounting costs, due diligence, monitoring and other transaction costs, all of which shall be paid to the Lender as part of the outstanding principal balance as set forth in this Note.

3. Conversion.

(a) Optional Conversion. Subject to the Ownership Limitation, at any time or from time to time after the date of this Note (the “Issue Date”) and prior to payment in full of the entire Outstanding Balance, the Lender shall have the right, at the Lender’s option, to convert the Outstanding Balance, in whole or in part (the “Conversion Amount”), into Common Shares.  The number of Common Shares to be issued upon such conversion shall be determined by dividing (a) the Conversion Amount by (b) the greater of (i) the Conversion Price at that time, or (ii) the Floor Price.

(b) Optional Conversion Mechanics. In order to convert this Note into Common Shares, the Lender shall give written notice to the Borrower at its principal corporate office or the notice address provided in the Note Purchase Agreement (which notice shall be given pursuant to Section 22 hereof) pursuant to the form attached hereto as Exhibit A (the “Conversion Notice”) of the election to convert the same pursuant to this Section. Such Conversion Notice shall state the Conversion Amount, the number of Common Shares to which Lender is entitled pursuant to the Conversion Notice (the “Conversion Shares”), and the account into which the Common Shares are to be deposited (the “Lender Account”).  The Borrower shall immediately, but in no event later than three (3) days after receipt of a Conversion Notice (the “Delivery Date”), deliver the Conversion Shares to the Lender Account.  Notwithstanding anything herein to the contrary, all such deliveries of Conversion Shares shall be electronic, via Deposit/Withdrawal at Custodian (DWAC). In the event the Borrower fails to deliver the Conversion Shares within three (3) days of receipt of the Conversion Notice, in addition to all other remedies available to the Lender hereunder and at law, a penalty equal to one and one half percent (1.5%) of the Conversion Amount shall be added to the balance of this Note per day, which penalty shall be capped at fifteen percent (15%) of the Conversion Amount. The conversion shall be deemed to have been made immediately prior to the close of business on the date of receipt of the Conversion Notice by the Borrower, and the person or entity entitled to receive the Common Shares upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares as of such date.

(c) Mandatory Conversion. On any date during the term of this Note (the “Mandatory Conversion Determination Date”) on which the average closing bid price for the Common Shares for at least twenty (20) of the immediately preceding thirty (30) Trading Days equals or exceeds $1.25, then on twenty (20) days’ irrevocable notice (the “Mandatory Conversion Notice”) and subject to the conditions set forth below, the Borrower can cause conversion of the Outstanding Balance (the “Mandatory Conversion”) into Common Shares by sending such shares to the Lender; provided, however, that no Mandatory Conversion may be made unless all of the following conditions are met: (a) the Borrower provides the Mandatory Conversion Notice within two (2) Trading Days of the Mandatory Conversion Determination Date; (b) (i) the Common Shares that are issuable upon the Mandatory Conversion have been registered under the Securities Act, or (ii) (A) the Borrower has provided to the Lender, prior to delivery of the Common Shares deliverable upon the exercise of this Mandatory Conversion right, an attorney’s opinion, in a form acceptable to the Lender and the transfer agent, which provides that Rule 144 is available for the sale of the Common Shares (if the Borrower fails to provide such an opinion the Lender may, at its option, obtain its own opinion, in which case the cost of such opinion will be added to the principal balance of this Note and the Borrower shall instruct its transfer agent to accept such opinion), (B) the Borrower is current on all of its SEC reporting obligations, and (C) the Borrower is not subject to an extension for reporting its quarterly or annual results; (c) the number of Common Shares being delivered to the Lender, when added to all other shares owned of record or beneficially by the Lender, will not exceed the Ownership Limitation; (d) the number of Common Shares being delivered to the Lender will not exceed an amount equal to the product of the average daily volume of Common Shares traded on the primary exchange for Common Shares during the twenty (20) prior Trading Days as of the Mandatory Conversion Determination Date multiplied by twenty (20); and (e) no Event of Default or Trigger Event shall have occurred. Notwithstanding anything herein to the contrary, all deliveries of Conversion Shares pursuant to a Mandatory Conversion shall be electronic, via Deposit/Withdrawal at Custodian (DWAC).

(d) No Fractional Shares. Conversion calculations pursuant to Section 3(a) shall be rounded up to the nearest whole share, and no fractional shares shall be issuable by the Borrower upon conversion of this Note. All shares issuable upon a conversion of this Note (including fractions thereof) shall be aggregated for purposes of determining whether such conversion would result in the issuance of a fractional share.

(e) No Impairment.  The Borrower will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Borrower, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Lender against impairment.

4. Floor Price. As used herein, the term “Floor Price” means $0.28 per Common Share; provided, that, if at any time after the Issue Date while any portion of the Note remains outstanding, the Borrower sells Common Shares or instruments convertible into or exercisable for Common Shares (including the payment of interest with Common  Shares), or enters into any exchange or settlement agreements to do the same, at a price per Common Share less than $0.28 (the “Lower Price”), then the Floor Price shall immediately be reduced to equal the Lower Price and shall remain equal to the Lower Price until such time that this Note has been paid off in its entirety or the entire Outstanding Balance has been converted into Common Shares as provided herein. The Floor Price shall also be adjusted pursuant to Section 6 hereof upon the occurrence of the events specified therein. Promptly upon the occurrence of any event described in this Section 4, and in any event not less than ten (10) business days after such an occurrence, the Borrower shall notify the Lender in writing of the event, disclose to the Lender the new Floor Price, and provide to the Lender copies of all relevant documents related to such event, even if the event was or should be disclosed publicly.

5. Prepayment by the Borrower. The Borrower may, in its sole and absolute discretion and upon giving the Lender not less than thirty (30) days irrevocable notice (a “Prepayment Notice”), pay all or any portion of the Outstanding Balance of this Note at any time prior to the Maturity Date (the “Prepayment Right”), provided that in the event the Borrower elects to prepay all or any portion of the Outstanding Balance of this Note, it shall pay to the Lender 125% of the portion of the Outstanding Balance the Borrower elects to prepay (the “Prepayment Price”) and that the Borrower’s prepayment shall be made in cash only. If the Borrower delivers a Prepayment Notice and fails to pay the specified prepayment amount due to the Lender within two (2) business days following the date of prepayment set forth in the Prepayment Notice, then, in addition to any other penalties allowed under this Agreement, in the event the Borrower elects at a subsequent point in time to invoke this Prepayment Right, then the Prepayment Price shall be increased to 130% of the Outstanding Balance the Borrower elects to prepay (the “Adjusted Prepayment Price”); provided, however, that if such failure to make the specified prepayment is due solely to a preclusion by operation of law, court order or injunction, then the Prepayment Price shall apply to future exercises of the Prepayment Right.

6.  Certain Adjustments. The number and class or series of shares into which this Note may be converted under Section 3 shall be subject to adjustment in accordance with the following provisions:

(a) Adjustment for Reorganization or Recapitalization. If, while this Note remains outstanding and has not been converted, there shall be a reorganization or recapitalization of the Borrower (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), all necessary or appropriate lawful provisions shall be made so that the Lender shall thereafter be entitled to receive upon conversion of this Note, the greatest number of shares of stock or other securities or property that a holder of the class of securities deliverable upon conversion of this Note would have been entitled to receive in such reorganization or recapitalization if this

Note had been converted immediately prior to such reorganization or recapitalization, all subject to further adjustment as provided in this Section 6. If the per share consideration payable to the Lender for such class of securities in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Borrower’s Board of Directors. The foregoing provisions of this paragraph shall similarly apply to successive reorganizations or recapitalizations and to the stock or securities of any other corporation that are at the time receivable upon the conversion of this Note. In all events, appropriate adjustment shall be made in the application of the provisions of this Note (including adjustment of the Conversion Price, Floor Price, and number of shares into which this Note is then convertible pursuant to the terms and conditions of this Note) with respect to the rights and interests of the Lender after the transaction, to the end that the provisions of this Note shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable or issuable after such reorganization or recapitalization upon conversion of this Note.

(b)  Adjustments for Split, Subdivision or Combination of Shares.  If the Borrower at any time while this Note remains outstanding and unconverted, shall split or subdivide any class of securities into which this Note may be converted into a different number of securities of the same class, the number of shares of such class issuable upon conversion of this Note immediately prior to such split or subdivision shall be proportionately increased and the Conversion Price and Floor Price for such class of securities shall be proportionately decreased. If the Borrower at any time while this Note, or any portion hereof, remains outstanding and unconverted shall combine any class of securities into which this Note may be converted, into a different number of securities of the same class, the number of shares of such class issuable upon conversion of this Note immediately prior to such combination shall be proportionately decreased and the Conversion Price and Floor Price for such class of securities shall be proportionately increased.

(c)  Adjustments for Dividends in Stock or Other Securities or Property. If, while this Note remains outstanding and unconverted, the holders of any class of securities as to which conversion rights under this Note exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Borrower by way of dividend, then and in each case, this Note shall represent the right to acquire, in addition to the number of shares of such class of security receivable upon conversion of this Note, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Borrower that such holder would hold on the date of such conversion had it been the holder of record of the class of security receivable upon conversion of this Note on the Issue Date and had thereafter, during the period from the Issue Date to and including the date of such conversion, retained such shares and/or all other additional stock available by it as aforesaid during said period, giving effect to all adjustments called for during such period by the provisions of this Section 6.

(d) Adjustments for Spin Offs. If, at any time while any portion of this Note remains outstanding, the Borrower spins off or otherwise divests itself of a part of its business or operations or disposes of all or of a part of its assets in a transaction (the “Spin Off”) in which the Borrower, in addition to or in lieu of any other compensation received and retained by the Borrower for such business, operations or assets, causes securities of another entity

(the “Spin Off Securities”) to be issued to security holders of the Borrower, the Borrower shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Lender had the entire balance of this Note outstanding on the record date (the “Record Date”) for determining the amount and number of Spin Off Securities to be issued to security holders of the Borrower been converted as of the close of business on the Trading Day immediately before the Record Date (the “Reserved Spin Off Shares”), and (ii) to be issued to the Lender on the conversion of this Note, such amount of the Reserved Spin Off Shares equal to (x) the Reserved Spin Off Shares multiplied by (y) a fraction, of which (I) the numerator is the principal amount of this Note then being converted, and (II) the denominator is the principal amount of this Note. In the event of any Spin Off, (i) the Lender shall have the right to convert by delivering a Conversion Notice to the Borrower within ten (10) days of receipt of notice of such Spin Off from the Borrower, or (ii) immediately upon the consummation of a Spin Off, all amounts owed hereunder shall accelerate and be immediately due and payable in the sole discretion of the Lender.

(e)  No Change Necessary. The form of this Note need not be changed because of any adjustment in the number of Common Shares issuable upon its conversion.

7. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to Section 6, the Borrower at its sole expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Lender a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Borrower shall, upon the written request at any time of the Lender, furnish or cause to be furnished to the Lender a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number and class of securities and the amount, if any, of other property which at the time would be received upon the conversion of this Note under Section 3.

8. Change of Control.  In the event of (i) any transaction or series of related transactions (including any reorganization, merger or consolidation) that results in the transfer of 50% or more of the outstanding voting power of the Borrower other than the transactions described in the Preliminary Proxy Statement (as defined in the Note Purchase Agreement), which individually or in the aggregate might result in a change of control, or (ii) a sale of all or substantially all of the assets of the Borrower to another person or entity, this Note shall be automatically due and payable in cash or Conversion Shares, at the election of the Lender. The Borrower will give the Lender not less than ten (10) business days prior written notice of the occurrence of any events referred to in this Section 8.

9. Representations and Warranties of the Borrower.  In addition to the representations and warranties set forth in the Note Purchase Agreement, which are incorporated herein by reference, the Borrower hereby represents and warrants to the Lender that:

(a) The Borrower understands and acknowledges that the number of Conversion Shares issuable upon conversion of this Note will increase in certain circumstances. The Borrower further acknowledges that its obligation to issue Conversion Shares upon conversion of this Note in accordance with its terms is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Borrower;

(b) The Borrower’s Common Shares are registered under Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”);

(c) The Borrower is not and for at least the last 12 months prior to the Issue Date has not been a “shell company,” as defined in paragraph (i)(1)(i) of Rule 144 or Rule 12b2 of the Exchange Act;

(d) The Borrower is subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act and has filed all required reports under Sections 13 or 15(d) of the Exchange Act during the 12 months prior to the Issue Date (or for such shorter period that the Borrower was required to file such reports); and

(e) The issuance of this Note is duly authorized. Upon conversion in accordance with the terms of this Note, the Conversion Shares, when issued, will be validly issued, fully paid and non-assessable, free from all taxes, liens, claims, pledges, mortgages, restrictions, obligations, security interests and encumbrances of any kind, nature and description. The Borrower has reserved from its duly authorized capital stock the appropriate number of Common Shares for issuance upon conversion of this Note as required by the terms of this Note.

10. Affirmative and Negative Covenants. In addition to the covenants set forth in the Note Purchase Agreement, which are incorporated herein by reference, the Borrower covenants and agrees that, while any amounts under this Note are outstanding, it shall:

(a) Do all things necessary to preserve and keep in full force and effect its corporate existence including, without limitation, (i) maintain all licenses or similar qualifications required by it to engage in its business in all jurisdictions in which it is at the time so engaged, (ii) continue to engage in business of the same general type as conducted as of the Issue Date, and (iii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder;

(b)  Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default, which, if unpaid, might reasonably be expected to give rise to liens or charges upon such properties or any part thereof, unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower has maintained adequate reserves with respect thereto in accordance with GAAP;

(c) Comply in all material respects with all federal, state and local laws and regulations, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations and requirements applicable to it (collectively, “Requirements”) of all governmental bodies, departments, commissions, boards, companies or associations insuring the premises, courts, authorities, officials or officers which are applicable to the Borrower or any of its properties, except where the failure to so comply would not have a material adverse effect on the Borrower or any of its properties; provided, however, that nothing provided herein shall prevent the Borrower from contesting the validity or the application of any Requirements;

(d) Keep proper records and books of account with respect to its business activities, in which proper entries, reflecting all of their financial transactions, are made in accordance with GAAP;

(e) From the Issue Date until all the Conversion Shares either have been sold by the Lender, or may permanently be sold by the Lender without any restrictions pursuant to Rule 144, (the “Registration Period”) the Borrower shall file with the SEC in a timely manner all required reports under Sections 13 or 15(d) of the Exchange Act, as amended, and such reports shall conform to the requirement of the Exchange Act and the SEC for filing thereunder;

(f) The Borrower shall furnish to the Lender so long as the Lender owns Common Shares, promptly upon request, (i) a written statement by the Borrower that it has complied with the reporting requirements of Rule 144, (ii) a copy of the most recent annual or quarterly report of the Borrower and such other reports and documents so filed by the Borrower, and (iii) such other information as may be reasonably requested to permit the Lender to sell such securities pursuant to Rule 144 without registration;

(g) During the Registration Period, the Borrower shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination;

(h) The Borrower’s Common Shares shall be listed or quoted for trading on any of (a) the NYSE Amex, (b) New York Stock Exchange, (c) the Nasdaq Global Market, (d) the Nasdaq Capital Market, or (e) the Nasdaq OTC Bulletin Board (each, a “Primary Market”). The Borrower shall promptly secure the listing of all of its securities issuable under the terms of the Transaction Documents (as defined in the Note Purchase Agreement) upon each national securities exchange and automated quotation system, if any, upon which the Common Shares are then listed (subject to official notice of issuance) and shall maintain such listing of all securities from time to time issuable under the terms of the Transaction Documents;

(i) Notify the Lender in writing, promptly upon learning thereof, of any litigation or administrative proceeding commenced or threatened against the Borrower involving a claim in excess of $100,000.00;

(j) Use the proceeds from this Note for working capital and general corporate purposes; and

(k) Notify the Lender in writing, promptly upon the occurrence of any Event of Default.

11. Trigger Events. Upon the occurrence of any of the following events (each, a “Trigger Event”), (a) the Outstanding Balance shall immediately increase to 125% of the Outstanding Balance immediately prior to the occurrence of the Trigger Event, and (b) this Note shall accrue interest thereafter at the rate of 1.5% per month, whether before or after judgment (the “Trigger Effects”); provided, however, that (i) in no event shall the Trigger Effects be applied more than two times, and (ii) notwithstanding any provision to the contrary herein, in no event shall the applicable interest rate at any time exceed the maximum interest rate allowed under applicable law:

(a) Decline in VWAP. A decline in the five (5)-day trailing average VWAP for the Common Shares (as reported by Bloomberg) to less than $0.20 at any given time.

(b) Decline in Volume. A decline in the ten (10)-day trailing average daily dollar volume of the Common Shares in its Primary Market to less than $35,000.00 of volume per day commencing on or after April 15, 2010.

(c) Judgment. A judgment is entered against the Borrower in an amount equal to or greater than $100,000.00.

(d) Failure to File Registration Statement. The Borrower’s failure to file a registration statement on or before May 3, 2010 in accordance with the terms of that certain Registration Rights Agreement entered into between the Borrower and the Lender on even date herewith, the failure of the registration statement contemplated thereby to be declared effective on or before June 1, 2010, or the failure of such registration statement to remain effective at all applicable times thereafter (other than the blackout period set forth on Exhibit B hereto).

(e) Events of Default. The occurrence of any Event of Default hereunder (other than an Event of Default under Section 12(i)).

12. Default. If any of the events specified below shall occur (each, an “Event of Default”) the Lender may by written notice to the Borrower declare the unpaid principal balance together with all accrued and unpaid interest thereon immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding; provided, however, that upon the occurrence or existence of any Event of Default described in Section 12(f) or (g), immediately and without notice, all outstanding obligations payable by the Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding:

(a) Failure to Pay. The Borrower’s failure to make any payment when due (whether in cash or Common Shares, as applicable) and payable under the terms of this Note including, without limitation, any payment of costs, fees, interest, principal or other amount due hereunder.

(b) Failure to Make a Payment.  The Borrower fails to make any payment after sending notice to the Borrower of its intent to do so, including without limitation a prepayment pursuant to Section 5 hereof.

(c) Failure to Deliver Shares.  The Borrower’s (or its transfer agent’s) failure to deliver the Conversion Shares as provided under Section 3(b) of this Note.

(d) Breaches of Covenants. The Borrower or its subsidiaries, if any, shall fail to observe or perform any other covenant, obligation, condition, promise or agreement contained in the Transaction Documents.

(e) Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of the Borrower to the Lender in writing included in this Note or in connection with any of the Transaction Documents, or as an inducement to the Lender to enter into any of the Transaction Documents, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished or becomes false thereafter.

(f) Failure to Pay Debts; Voluntary Bankruptcy. If any of the Borrower’s assets are assigned to its creditors, if the Borrower fails to pay its debts generally as they become due, or if the Borrower files any petition, proceeding, case or action for relief under any bankruptcy, reorganization, insolvency or moratorium law, rule, regulation, statute or ordinance (collectively, “Laws and Rules”), or any other Law and Rule for the relief of, or related to, debtors.

(g) Involuntary Bankruptcy. If any involuntary petition is filed under any bankruptcy or similar Law or Rule against the Borrower, or a receiver, trustee, liquidator, assignee, custodian, sequestrator or other similar official is appointed to take possession of any of the assets or properties of the Borrower or any guarantor.

(h) Governmental Action. If any governmental or regulatory authority takes or institutes any action that will materially affect the Borrower’s financial condition, operations or ability to pay or perform the Borrower’s obligations under this Note.

(i) Stockholder Approval. The Borrower’s failure to receive stockholder approval to exceed the NYSE Amex 19.99% cap share issuance limitation for this transaction at the annual meeting of the Borrower’s stockholders, which annual meeting shall be held on or before July 15, 2010.

(j) Trigger Event. The occurrence of any Trigger Event that is not cured by the Borrower within five (5) Trading Days of the occurrence thereof. For purposes hereof, the term “Trading Day” means any day during which the Primary Market shall be open for business.

13. Ownership Limitation. Notwithstanding the provisions of this Note, in no event shall this Note be convertible to the extent that the issuance of Common Shares upon the conversion thereof, after taking into account the Common Shares then owned by the Lender and its affiliates, would result in the beneficial ownership by the Lender and its affiliates of more than 9.99% of the outstanding Common Shares of the Borrower (the “Ownership Limitation”).  For purposes of this paragraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act.

14. No Rights or Liabilities as Stockholder. This Note does not by itself entitle the Lender to any voting rights or other rights as a stockholder of the Borrower. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Lender, shall cause the Lender to be a stockholder of the Borrower for any purpose.

15. Unconditional Obligation. Subject to the terms of the Note Purchase Agreement, no provision of this Note shall alter or impair the obligation of the Borrower, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the coin or currency or where contemplated herein in Common Shares, as applicable, as herein prescribed.  This Note is a direct obligation of the Borrower.

16. Limitation. Notwithstanding anything to the contrary herein, the Floor Price shall only apply to this Note for so long as the Common Shares are listed on the New York Stock Exchange or the NYSE Amex. In the event the Common Shares cease to be listed on any of such exchanges, the Floor Price shall no longer apply with respect to any provision of this Note.

17. Binding Effect. This Note shall be binding on the Parties and their respective heirs, successors, and assigns; provided, however, that the Borrower shall not assign its rights hereunder in whole or in part without the express written consent of the Lender.

18. Governing Law; Venue. The terms of this Note shall be construed in accordance with the laws of the State of Illinois as applied to contracts entered into by Illinois residents within the State of Illinois which contracts are to be performed entirely within the State of Illinois.  With respect to any disputes arising out of or related to this Note, the Parties consent to the exclusive jurisdiction of, and venue in, the state courts in Illinois (or in the event of federal jurisdiction, the United States District Court Northern District of Illinois).

19. Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of the Parties to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

20. Expenses. If action is instituted to collect this Note, the Borrower promises to pay upon request by the Lender all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action.

21. Amendments and Waivers; Remedies. No failure or delay on the part of a party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party hereto at law, in equity or otherwise. Any amendment, supplement or modification of or to any provision of this Note, any waiver of any provision of this Note, and any consent to any departure by either Party from the terms of any provision of this Note, shall be effective (i) only if it is made or given in writing and signed by the Borrower and the Lender and (ii) only in the specific instance and for the specific purpose for which made or given.

22. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient, as set forth in the Note Purchase Agreement. Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth in the Note Purchase Agreement using any other means (including personal delivery, expedited courier, messenger service, facsimile, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient or receipt is confirmed electronically or by return mail.  Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in any manner herein set forth.

23.  Final Note. This Note, together with the Transaction Documents, contains the complete understanding and agreement of the Borrower and Lender and supersedes all prior representations, warranties, agreements, arrangements, understandings, and negotiations. THIS NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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IN WITNESS WHEREOF, the Borrower has executed this Note as of the date set forth above.

Exhibits

Exhibit A – Conversion Notice

RADIENT PHARMACEUTICALS
CORPORATION

By:
      Douglas C. MacLellan, CEO

ACKNOWLEDGED, ACCEPTED AND AGREED:

ISP HOLDINGS, LLC

By:  ________________________________
       John M. Fife, Manager

[Signature page to Convertible Promissory Note]

EXHIBIT A

ISP Holdings, LLC
303 EAST WACKER DRIVE, SUITE 311
CHICAGO, ILLINOIS 60601

Date:

Radient Pharmaceuticals Corporation                                                                                           VIA FAX:  __________________
Attn: Douglas C. MacLellan
2492 Walnut Avenue, Suite 100
Tustin, California 92780

CONVERSION NOTICE

The above-captioned Lender hereby gives notice to Radient Pharmaceuticals, Corp, a Delaware corporation (the “Company”), pursuant to that certain Convertible Promissory Note made by the Company in favor of the Lender on March 22, 2010 (the “Note”), that the Lender elects to convert the portion of the Note balance set forth below into fully paid and non-assessable shares of Common Stock of the Company as of the date of conversion specified below.  Said conversion shall be based on the Conversion Price set forth below.

A.	Date of conversion: ____________
B.	Conversion #: ____________
C.	Conversion Amount: ____________
D.	Average VWAP: ___________ (5-day trailing average VWAP)
E.	Conversion Discount: 80%
F.	Conversion Price: _______________ (D multiplied by E)
G.	Conversion Shares: _______________ (C divided by F)
H.	Remaining Note Balance: ____________

Please transfer the Conversion Shares electronically (via DWAC) to the following account:

Broker:
DTC#	Address:
Account Name:

Sincerely,

ISP HOLDINGS, LLC

By: _______________________________________
Name: __________________________________
Title: __________________________________

EXHIBIT B

BLACKOUT PERIODS